Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

February 20, 2013 OTCQB-WMTN

WestMountain Gold Signs Letter of Intent to Purchase Corvus Gold’s Remaining Interest in Terra Gold Project Joint Venture

DENVER, Colorado -- WestMountain Gold, Inc. (“WestMountain”) (OTCQB: WMTN), an emerging mineral exploration and development company, today announced it has signed a letter of intent (LOI) to acquire Corvus Gold’s remaining interest in the Terra Project in Alaska.  Upon closing, this transaction will give WestMountain 100% ownership in the project, which the Company expects to yield greater than 1,000,000 ounces of gold over the life of the mine.

Under terms of the proposed transaction, which is subject to customary closing conditions, WestMountain will acquire Corvus’ interest for $6.0 million in cash and 750,000 shares of restricted common stock.  The closing will occur in stages with WestMountain making the following milestone payments:

•	April 15, 2013: $3.0 million in cash and 750,000 shares of common stock bearing a two-year hold period.

•	July 15, 2013: $2.0 million in cash.

•	April 15, 2014: $1.0 million in cash.

•
Going forward, Corvus will be paid sliding scale NSR royalty of 0.5% to 3% on precious metals (3% above $1,500 gold price) and a flat 2% NSR royalty on all base metals.  Also as part of the transaction, WestMountain will complete its vesting requirements with International Tower Hill Mines Ltd. with a payment of $150,000 in cash and 250,000 shares of West Mountain common stock.

“The Terra Project is WestMountain’s flagship asset, so we are extremely pleased with this agreement to acquire full ownership over the next 14 months,” said Greg Schifrin, President and CEO. “Our drilling program at Terra has returned increasingly positive results and we’re optimistic about prospects for steadily increasing our resource base through continued drilling activities.  At the same time, we expect to steadily increase gold and silver production at our pilot gold mill.”

Schifrin noted two additional positive aspects of the pending transaction, which supersedes a prior earn-in agreement between WestMountain and Corvus.  “Our previous agreement called for Corvus to receive 49% of production during the earn-in period and up to a 5% royalty thereafter,” he said.  “Our new agreement eliminates the 49% production payout and reduces the royalty to a maximum of 3% -- a solid value proposition for our stockholders given our belief that the project is expected to yield greater than 1,000,000 ounces of gold over the life of the mine.”

About WestMountain Gold, Inc.
WestMountain Gold, Inc. (OTCQB: WMTN) is an exploration and development company that explores, acquires, and develops advanced stage properties. The Company has a high-grade gold system in the resource definition phase with 168,000 ounces of inferred gold, which in total offers potential of greater than 1,000,000 ounces that is owned by the Company’s wholly owned subsidiary, Terra Gold Corporation (“TGC”). The WestMountain property consists of 344 Alaska state mining claims covering 223 square kilometers. All government permits and reclamation plans for continued exploration through 2014 were renewed in 2010.  TGC is a joint venture partner of Corvus Gold, Inc. (“Corvus”) on this project.  Additional details are available at www.westmountaingold.com.

Safe Harbor Statement Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause its actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, the vast potential of the Terra Project; expectation to produce greater than 1,000,000 ounces of gold over the life of the mine; the ability of the Company to raise the capital necessary to close the proposed transaction; continued exploratory drilling at the Terra project; and the ability of the mill to process 40 tonnes per day. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the Company’s SEC filings. The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

Contact:
WestMountain Gold, Inc.
Greg Schifrin
Chief Executive Officer
Office: 208-265-1717
Cell: 208-290-1180
gschifrin@westmountaingold.com